Exhibit 21
SUBSIDIARIES(1)

Name	State/Country of Incorporation	Ownership Percentage
Coeur Rochester, Inc.	Delaware	100%
Coeur Alaska, Inc.	Delaware	100%
Coeur Sub One, Inc.	Delaware	100%
Coeur Sub Two, Inc.	Delaware	100%
Mexico Holdings, LLC	Nevada	100%
Mexco Resources, LLC	Nevada	100%
Servicios Administrativos Palmarejo, S.A. de C.V.	Mexico	100%
Servicios Profesionales Palmarejo, S.A. de C.V.	Mexico	100%
Palmarejo Silver and Gold ULC	Canada	100%
Ocampo Resources, Inc.	Nevada	100%
Ocampo Services, Inc.	Nevada	100%
Coeur Mexicana, S.A. de C.V.	Mexico	100%
Coeur San Miguel Corp.	Delaware	100%
Magnetic Resources Ltd.	Canada	100%
Wharf Resources (U.S.A.), Inc.	Colorado	100%
Wharf Resources Management Inc.	Delaware	100%
Wharf Reward Mines Inc.	Delaware	100%
Wharf Gold Mines Inc.	Delaware	100%
Golden Reward Mining Company Limited Partnership	Delaware	100%
Coeur Silvertip Holdings Ltd.	Canada	100%
Coeur Sterling Holdings LLC	Delaware	100%
Sterling Intermediate Holdco, Inc.	Delaware	100%
1183633 B.C.	Canada	100%
Bluestone Resources (Alaska) Inc.	Alaska	100%
Coeur Capital, Inc.	Delaware	100%
Coeur South America Corp.	Delaware	100%
Coeur Argentina, S.R.L.	Argentina	100%
1504648 B.C. Unlimited Liability Company	Canada	100%
NorCrest Metals ULC	Canada	100%
Compañía Minera La Llamarada, S.A. de C.V.	Mexico	100%
Tinto Roca Exploración S.A. de C.V.	Mexico	100%
Altadore Energía, S.A. de C.V.	Mexico	100%
Babicanora Agrícola del Noreste, S.A. de C.V.	Mexico	100%
SilverCrest Metals de Mexico, S.A. de C.V.	Mexico	100%
(1)    Determined in accordance with Item 6.01 of Regulation S-K.